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                                                                 EXHIBIT 10.51


[STEMSCELLS INC. LETTERHEAD]



                                                                 January 2, 2001

Martin McGlynn
11812 South October Cove
Sandy, Utah 84092

Dear Martin:

     On behalf of StemCells, Inc. (the "Company"), I am pleased to offer you the position of President and Chief Executive Officer under the terms and conditions that follow:

     1. STARTING DATE. The date on which your full-time employment with the Company will start is January 15, 2001.

     2. POSITION AND DUTIES. As President and Chief Executive Officer, you will be expected to exert your full-time best efforts to promote and protect the business interests of the Company. Specifically, but not exclusively, your responsibilities will be to manage the operations of the Company, to build and maintain an outstanding and harmonious working team of both scientific and professional employees, to secure, promote and maintain the appropriate financing and capital structure of the Company, to manage and direct the strategic development of the Company's business plan and its implementation and to oversee the overall scientific affairs of the Company. You will report directly to the Board. In addition, and without further compensation, you agree to service as a member of the Board of Directors of the Company (the "Board") and as a director or officer of one or more of the Company's Affiliates, if so elected or appointed from time to time. For the purposes of this agreement, "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise. It is understood that your membership on the Board, and on the board of any Affiliate of the Company, will not continue past your tenure as President and Chief Executive Officer, and you agree to resign, effective on termination of your employment, from any such directorships you may then hold.

     3. SALARY. For all services that you perform for the Company and its Affiliates, your base salary will be at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year. Your performance and compensation will be reviewed at least annually by the Compensation Committee of the Board. In addition, the Board, in its sole discretion, may award you a cash bonus of up to twenty-five percent of your base salary, based on the Board's review of your performance.


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Martin McGlynn
January 2, 2001
Page 2



     4. STOCK OPTIONS. Through the StemCells, Inc. 1992 Equity Incentive Plan (the "Incentive Plan"), and subject to the terms and conditions of such Plan, you will be granted an option to acquire Four Hundred Thousand (400,000) shares of the common stock of the Company (the "Time-Based Option") at the then-current fair market value of such shares, as reasonably determined by the Board, on January 15, 2001. Subject to your continued employment by the Company, the Time-Based Option will vest over forty-eight (48) months as follows: (i) one quarter of the shares will vest on the first anniversary of the date on which your employment with the Company begins and (ii) the remaining shares shall vest at the rate of one forty-eighth (1/48) per month on the last day of each month during the ensuing thirty-six months. Except as otherwise expressly provided herein, the Time-Based Option shall be governed by the terms of the Incentive Plan, as in effect from time to time. A copy of the Incentive Plan as currently in effect is attached as Exhibit A. In addition, the Board, in its sole discretion, may award you a bonus option of up to 25,000 shares of the Company's common stock, depending on the Board's review of your performance. Any Change in Control will result in the accelerated vesting of the option to acquire 100% of such shares. A Change in Control shall mean any consolidation or merger in which the Company is not the surviving corporation, a transaction or series of related transactions that result in the acquisition of all or substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons or entities acting in concert, or the sale or transfer of all or substantially all of the Company's assets.

     5. RELOCATION AND RELOCATION ALLOWANCE. No later than the date on which your employment with the Company begins, you will establish your principal office at the Company's offices in Sunnyvale and a temporary residence for yourself within driving distance of such office, and will spend, on average, at least five days per week in residence there. The Company will reimburse you, up to a reasonable amount to be agreed upon, for the cost of the temporary residence. When you relocate permanently to the area where the Company maintains its offices, the Company will pay you a relocation bonus in the amount of Fifty Thousand Dollars ($50,000). In addition the Company will reimburse you for your reasonable expenses associated with relocation, such as the realtor's commission on the sale of your Utah home, closing costs in connection with the purchase of a new home, moving and, if necessary, storage of household goods, and transportation for you and your wife, provided that the reimbursed amount shall not exceed Twenty-Five Thousand Dollars ($25,000) exclusive of the realtor's commission. Further, the Company will negotiate with you in good faith concerning an amount to be provided by the Company to assist in your purchase of a home within driving distance of the Company's offices, and the method of its provision. Such assistance may include, without limitation, a bridge loan should one be appropriate.


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Martin McGlynn
January 2, 2001
Page 3


     6. BENEFITS. You will be entitled to participate in any and all employee benefit plans from time to time in effect for senior management of the Company generally, except to the extent that such plans are duplicative of benefits otherwise provided to you under this Agreement. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board and plan administrators, as provided for in or contemplated by such plan. I am enclosing a summary of current employee benefits for your information, and of course the agreements with providers are available to you. The Company will provide you with a leased automobile, the cost of which, including insurance, gas and maintenance, will be paid by you and the Company in proportion to your business and personal use of such automobile. Prior to your permanent relocation to within driving distance of the Company's principal offices, the Company will reimburse you and your wife for the cost of one round trip per month to Utah. The Company will provide you with three weeks vacation per year. The Company shall reimburse you for all expenses reasonably incurred by you in connection with your performance of your duties hereunder on a basis consistent with Company policies.

     7. EMPLOYMENT AGREEMENT: CONFIDENTIALITY AND RESTRICTED ACTIVITIES. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Employment Agreement, a copy of which is attached hereto as Exhibit B and by this reference incorporated. You hereby represent that you are not now bound by any employment agreement, confidential or proprietary information agreement or similar agreement, with any person or entity including without limitation any current or previous employer, that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

     8. AT WILL EMPLOYMENT; TERMINATION AND TERMINATION BENEFITS. Your employment with the Company is "at will," which means that either you or the Company may terminate your employment at any time, with or without cause or good reason.

        a. The Company may terminate your employment other than for "cause" at any time upon written notice to you and, in that event, (i) the Company will continue to pay you your base salary for one year following the date of such termination. To the maximum extent permitted by the Company's benefit plans, all healthcare benefits provided to you hereunder shall continue for one year following the date of such termination other than for cause, but the Company shall not be obligated to purchase any special insurance or other coverage in order to satisfy the foregoing obligation.

        b. The Company may terminate your employment upon written notice to you in the event that you become disabled during your employment through any illness, injury, accident or condition of either physical or psychological nature and, as a result, you are unable to perform substantially all of your duties and responsibilities


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Martin McGlynn
January 2, 2001
Page 4


hereunder for ninety (90) days during any three hundred and sixty-five (365) calendar days. In that event, the Company will continue to pay you your base salary (i) for a period of six (6) months following such termination or (ii) until you obtain other full time employment or (iii) until you become eligible for disability income under any disability income plan provided by the Company, whichever of these events shall first occur.

        c. The Company may terminate your employment hereunder for cause at any time upon written notice to you setting forth in reasonable detail the nature of such cause. The following, as determined by the Company in its reasonable judgment, shall constitute "cause" for termination: (i) your willful failure to perform your material duties and responsibilities to the Company and its Affiliates (including, without limitation, those duties and responsibilities described in Section 1) and; (ii) your material breach of Paragraph 7 of this Agreement or of Exhibit A incorporated thereby; (iii) fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates; or (iv) your conviction of, or plea of nolo contendere to, a felony.

        d. You may terminate your employment at any time, with or without good reason, upon written notice to the Company. If you decide to terminate your employment without good reason, you agree to give the Company three months' notice of termination. You may terminate your employment hereunder with good reason at any time upon written notice to the Company. The following shall constitute "good reason" for termination: material breach by the Company of any provision of this Agreement, including, without limitation, any material diminution in your authority or responsibilities from that contemplated by
Section 1 hereof, which breach continues for more than ten (10) business days following receipt by the Company of written notice from you setting forth in reasonable detail the nature of such breach. If you terminate your employment with good reason, the Company will be obligated to you under Paragraph 8.a hereof as if the Company had terminated your employment other than for cause.

        e. If you resign without good reason or your employment is terminated by the Company for cause, the Company shall have no further obligation to you other than for base salary earned through the date of termination. No severance pay or other benefits of any kind will be provided.

     9. WITHHOLDING. All payments and reimbursements made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

     10. EMPLOYMENT ELIGIBILITY VERIFICATION. As you know, all people employed in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. The employment offered in this letter is contingent on your doing so.

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Martin McGlynn
January 2, 2001
Page 5


     11. ASSIGNMENT. Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company and each of your respective successors, executors, administrators, heirs and permitted assigns.

     12. WAIVER. Except as otherwise expressly provided in this Agreement, no waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     13. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     14. NOTICES. Except as otherwise expressly provided herein, any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its main office, attention of the Chairman of the Board.

     15. CAPTIONS. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

     16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between you and the Company and supersedes all prior communications, agreements and understandings, written and oral, with respect to the terms and conditions of your employment. This Agreement may not be amended or modified, except by an agreement in writing signed by you and the Chairman of the Board or other specifically authorized representative of the Company.


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Martin McGlynn
January 2, 2001
Page 6


     17. GOVERNING LAW. This Agreement shall be governed, construed and enforced in accordance with the laws of California, without regard to the conflict of laws principles thereof.

     18. NO CONFLICTING AGREEMENTS. You hereby represent to the Company that neither your execution and delivery of this Agreement nor your acceptance of employment with the Company nor your performance under this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which you are a party or are bound or any order, injunction, judgment or decrees of any court or governmental authority or any arbitration award applicable to you.

     19. COMPLIANCE WITH AGREEMENT. The Company's obligations under this Agreement and its obligation to deliver stock under the terms of the stock options granted pursuant to the terms of this Agreement (or otherwise granted you during the course of your employment) are conditioned on your compliance with the terms and conditions of this Agreement and the accuracy of the representations made to the Company by you herein.

     If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided below and return it to me, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above as of the date first above written.

                                       Sincerely yours,
                                       STEMCELLS, INC.


                                       By:
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                                              John J. Schwartz, Ph.D.
                                              Chairman


Accepted and agreed:


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Martin McGlynn


Date:
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